Exhibit 99.1

  Alaska Communications Systems Reports Second Quarter 2005 Results

    ANCHORAGE, Alaska--(BUSINESS WIRE)--July 28, 2005--Alaska
Communications Systems Group, Inc. (Nasdaq:ALSK):

    -- Revenues Increase 7.8% to $81.2 Million from $75.4 Million in Second Quarter 2004

    --  Net Cash Provided by Operating Activities Increases 17.7% to
        $20.3 Million

    --  EBITDA Increases to $29.0 Million Up 9.4% Compared to Second
        Quarter 2004

    Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) today reported financial results for its second quarter and six months ended June 30, 2005.
    "Our revenue, cash flow and EBITDA performance demonstrate strong execution across the board. We delivered record sequential growth across all product lines," stated Liane Pelletier, ACS president and chief executive officer. "Total retail relationships reached over 408,100, up roughly 10,500 during the quarter. Wireless made an exceptionally strong showing this quarter, with net retail wireless adds of about 7,000 and wireline subscriber additions making up the balance, an estimated 3,500. While subscriber growth typically pressures margins in the short run, the ACS Process Improvement initiatives are decreasing expenses and helping to fund the growth."
    Pelletier added, "In addition to delivering solid operating performance, we are also taking advantage of refinancing opportunities to drive increased free cash flow. Year-to-date 2005, we have completed a series of debt transactions to reduce cash interest costs, improve our interest coverage ratio and lower our interest rate exposure."

    Financial Highlights for the Second Quarter Ending June 30, 2005

    -- Revenues were $81.2 million, which represented a 7.8 percent increase over second quarter 2004 revenues of $75.4 million.

    -- Net cash provided by operations increased 17.7% to $20.3 million compared to the second quarter of 2004.

    -- EBITDA increased to $29.0 million, up 9.4 percent compared to $26.6 million for the second quarter of 2004.

    -- Operating income increased 7.8 percent to $8.4 million compared to the second quarter 2004.

    -- Net loss decreased to $103,000 from $7.2 million and to a breakeven of $0.00 per share from a loss of $0.24 per share in the prior year. The decrease in net loss is primarily attributable to a decrease in net interest expense, which declined to $8.5 million from $15.0 million. In addition, the second quarter 2005 performance benefited from an $800,000 release of reserves for Infinite Minutes (Turner) litigation precipitated by a lower than forecasted level of class participation.

    David Wilson, ACS senior vice president and chief financial officer, said, "Results in all business segments contributed to a solid quarter. Revenues, EBITDA and operating income all increased significantly compared to a year ago, and we broke even on a per share basis."
    "Cash generated from operating activities in the quarter was $20.3 million, and we closed the quarter with a cash and investment balance of $61.3 million. While total cash and investments fell sequentially by $6.8 million, we utilized $14.5 million of cash on hand for our pre-funded CDMA and fiber capacity growth capital projects. During the quarter, we also utilized cash from operations to fund $8.3 million of maintenance capital and $8.1 million for payment of dividends on our common stock," added Wilson.
    Wilson commented, "This is our strongest quarter to date for wireless. We grew the total number of subscribers by 6.6 percent sequentially while increasing ARPU by $7.38 to $56.03, inclusive of CETC benefits. Our subscriber acquisition cost remains below $200, or about half the cost per new customer in comparison to market leaders in the lower 48 states, and our monthly churn rate remains industry leading at 1.8 percent. Strength in wireless was coupled with growth in wireline, where we maintained the level of retail LEC lines through the quarter while driving significant subscriber growth in DSL and long distance."
    Metric Highlights: Second Quarter 2005 Compared to First Quarter
2005

    -- Increased the total number of retail customer relationships across all product lines by 10,460 to approximately 408,100.

    -- Recorded a seventh consecutive quarter of record subscriber growth by adding approximately 6,800 wireless subscribers, bringing the total to approximately 109,100.

    -- Recorded overall average monthly churn of 1.8 percent, down from 2.4 percent; prior quarter churn was impacted by a change in count methodology that resulted in a 2,300 reduction in non-using prepaid subscribers but had no financial impact.

    -- Recorded wireless average revenue per unit (ARPU) of $56.03, benefiting in part from seasonality and up 15.2 percent sequentially from $48.65, inclusive of CETC revenue of $7.92, compared to $3.37.

    -- Maintained the level of local retail access lines at 203,200, exclusive of network grooming that reduced non-cash generating internal use trunk lines by 1,200.

    -- Increased digital subscriber lines (DSL) 8.8 percent to over 29,500 as a result of a targeted DSL promotion.

    -- Increased long distance subscribers approximately 2,160 to 50,700 customers, a 4.4 percent increase, a result of continued upselling long distance to each ACS customer.

    -- Recorded over 284,000 total local network access lines. Net of internal network grooming, access lines decreased by approximately 3,900 or 1.4 percent, substantially all of which were wholesale lines.

    Six Months Financial Review

    For the six months ended June 30, 2005, total revenues were $158.6 million, which represented a 5.2 percent increase over the same period in 2004 revenues of $150.8 million. Net loss for the six months ended June 30, 2005, was $28.3 million, or $0.73 per share, as compared to a net loss of $16.0 million, or $0.54 per share in the same period in 2004. Included in the net loss for the six months ended June 30, 2005, was $26.2 million of loss on extinguishment of debt consisting of non-recurring charges associated with ACS' accretive debt restructuring, comprised of $12.8 million of tender premiums and $13.4 million for the write off of unamortized debt issuance costs and settlement of original issue discounts. Net cash provided by operating activities for the first half 2005 was negatively impacted by the debt refinancing during the period and was $15.1 million, as compared to $23.0 million in the same period in 2004. EBITDA for the six months ended June 30, 2005 was $56.7 million, an increase of 15.8 percent from $48.9 million in the comparable period in 2004.

    Business Outlook

    For the year 2005, ACS updates its outlook for revenue, EBITDA, net cash interest expense and capital expenditures. Revenue for the full year is now expected to be in the range of $315 million to $320 million, revised from its previous outlook of $310 million to $320 million. ACS reiterates its previous outlook for EBITDA to be in the range of $108 million to $112 million.
    Net cash interest expense is expected to decline from previous guidance of approximately $31 million to approximately $30 million, pro forma for the 2005 debt restructuring activities being in place from January 1, 2005. ACS expects capital expenditures for 2005 to range from $65 million to $70 million, comprised of maintenance capital expenditures of approximately $35 million and pre-funded growth capital expenditures of between $30 million and $35 million.

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss second quarter results. For parties in the United States and Canada, call 800-866-5043 to access the earnings call. International parties can access the call at 303-205-0033.
    The live webcast of the conference call is accessible from the "Investor Relations" section of the company's Web site www.alsk.com. The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, August 1 midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11034807. International parties should call 303-590-3000 and enter pass code 11034807.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Forward Looking EBITDA Guidance

    This press release includes management's estimate of EBITDA for the year ending December 31, 2005. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

    Safe Harbor Statement

    Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company's financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company's Form 10-K for the year ended December 31, 2004 and other filings with the SEC, including under headings such as "Risk factors" and "Management's discussion and analysis of financial condition and results of operations." The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.


                                                            Schedule 1

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          (Unaudited, in Thousands, Except per Share Amounts)

                                Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                                 ----------------- -------------------
                                   2005     2004      2005      2004
                                 -------- -------- --------- ---------
Operating revenues:
  Local telephone                $50,341  $52,998  $101,906  $108,830
  Wireless                        21,354   13,461    38,410    25,062
  Internet                         5,508    5,105    10,569     9,718
  Interexchange                    4,022    3,790     7,748     7,199
                                 -------- -------- --------- ---------
    Total operating revenues      81,225   75,354   158,633   150,809

Operating expenses:
  Local telephone                 30,659   29,162    61,182    61,736
  Wireless                        11,338    8,331    20,920    16,259
  Internet                         5,583    6,407    10,820    13,913
  Interexchange                    4,561    4,858     8,961     9,874
  Depreciation and amortization   20,692   18,810    41,105    37,916
  Loss (gain) on disposal of
   assets, net                         -       (2)      (68)      225
                                 -------- -------- --------- ---------
    Total operating expenses      72,833   67,566   142,920   139,923
                                 -------- -------- --------- ---------

Operating income                   8,392    7,788    15,713    10,886

Other income and expense:
  Interest expense                (8,865) (11,774)  (18,631)  (23,826)
  Loss on extinguishment of debt       -   (3,423)  (26,204)   (3,423)
  Interest income                    412      236       906       478
  Other                              (42)     (46)      (87)     (103)
                                 -------- -------- --------- ---------
    Total other income (expense)  (8,495) (15,007)  (44,016)  (26,874)
                                 -------- -------- --------- ---------

Loss before income taxes            (103)  (7,219)  (28,303)  (15,988)

Income tax benefit (expense)           -        -         -         -
                                 -------- -------- --------- ---------

Net loss                           $(103) $(7,219) $(28,303) $(15,988)
                                 ======== ======== ========= =========

Loss per share - basic and
 diluted:
  Net loss                        $(0.00)  $(0.24)   $(0.73)   $(0.54)
                                 ======== ======== ========= =========

Weighted average shares
 outstanding:
  Basic and diluted               40,896   29,539    38,824    29,437
                                 ======== ======== ========= =========


                                                            Schedule 2

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)

                                                  June 30,   Dec. 31,
                   Assets                           2005       2004
                                                 ---------- ----------
Current assets:
  Cash and cash equivalents                        $36,832    $50,660
  Restricted cash                                    4,545      4,690
  Short-term investments                            19,945     35,200
  Accounts receivable-trade, net of allowance
   of $5,218 and $4,869                             40,422     39,413
  Materials and supplies                             8,124      6,623
  Prepayments and other current assets               5,102      3,724
                                                 ---------- ----------
    Total current assets                           114,970    140,310

Property, plant and equipment                    1,090,230  1,061,767
Less: accumulated depreciation and amortization    687,010    649,455
                                                 ---------- ----------
  Property, plant and equipment, net               403,220    412,312

Goodwill                                            38,403     38,403
Intangible Assets                                   21,780     21,871
Debt issuance costs                                 13,755     15,482
Deferred charges and other assets                    6,235      8,749
                                                 ---------- ----------
Total assets                                      $598,363   $637,127
                                                 ========== ==========

 Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Current portion of long-term obligations            $413     $2,298
  Accounts payable-affiliate                         2,856      3,973
  Accounts payable, accrued and other current
   liabilities                                      49,192     53,843
  Advance billings and customer deposits             9,454      8,948
                                                 ---------- ----------
    Total current liabilities                       61,915     69,062

Long-term obligations, net of current portion      457,259    523,591
Other deferred credits and long-term liabilities    78,564     77,916
Commitments and contingencies

Stockholders' equity (deficit):
  Preferred stock, no par, 5,000 authorized, no
   shares issued and outstanding                         -          -
  Common stock, $.01 par value; 145,000
   authorized, 45,975 and 35,245 issued and
   41,426 and 30,695 outstanding, respectively         460        352
  Treasury stock, 4,549 shares at cost             (18,443)   (18,443)
  Paid in capital in excess of par value           346,709    282,272
  Accumulated deficit                             (321,395)  (293,092)
  Accumulated other comprehensive loss              (6,706)    (4,531)
                                                 ---------- ----------
    Total stockholders' equity (deficit)               625    (33,442)
                                                 ---------- ----------
Total liabilities and stockholders' equity        $598,363   $637,127
                                                 ========== ==========


                                                            Schedule 3

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                       (Unaudited, in Thousands)

                                                     Six Months Ended
                                                          June 30,
                                                       2005     2004
                                                    --------- --------

Net cash provided by operating activities            $15,117  $22,978

Cash Flows from Investing Activities:
  Construction & capital expenditures                (29,965) (20,873)
  Purchase of short-term investments                 (67,745) (66,200)
  Sale of short-term investments                      83,000   52,700
  Placement of funds in restricted account              (300)  (1,250)
  Release of funds from escrow                           445        -
                                                    --------- --------
    Net cash used by investing activities            (14,565) (35,623)

Cash Flows from Financing Activities:
  Repayments of long-term debt                      (405,330) (18,793)
  Proceeds from the issuance of long-term debt,
   net of discounts                                  335,000        -
  Debt issuance costs                                (10,637)       -
  Payment of stock dividend                          (13,802)       -
  Issuance of common stock                            88,206    1,852
  Stock issuance costs                                (7,817)       -
  Purchase of treasury stock                               -     (127)
                                                    --------- --------
    Net cash used by financing activities            (14,380) (17,068)

Decrease in cash                                     (13,828) (29,713)

Cash, Beginning of period                             50,660   65,398
                                                    --------- --------

Cash, End of period                                  $36,832  $35,685
                                                    ========= ========

Supplemental Cash Flow Data:
  Interest paid                                      $15,380  $22,693
  Income taxes paid, net of refund                         -    1,120

Supplemental Noncash Transactions:
  Interest rate swap                                 $(2,175) $     -
  Dividend declared, but not paid                     (8,303)       -


                                                            Schedule 4

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 SCHEDULE OF LOCAL TELEPHONE REVENUES
                       (Unaudited, in Thousands)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                   2005     2004      2005      2004
                                --------- -------- --------- ---------

Local telephone revenues:
  Local network service          $21,512  $22,995   $43,730   $45,748
  Network access revenue          22,798   24,539    46,148    52,234
  Deregulated and other            6,031    5,464    12,028    10,848
                                --------- -------- --------- ---------

    Local telephone revenues     $50,341  $52,998  $101,906  $108,830
                                ========= ======== ========= =========


                                                            Schedule 5

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
                       (Unaudited, in Thousands)

                                Three Months Ended   Six Months Ended
                                      June 30,           June 30,
                                 ----------------- -------------------
                                   2005     2004      2005      2004
                                 -------- -------- --------- ---------
Net cash provided by operating
 activities                      $20,317  $17,259   $15,117   $22,978
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and
     amortization                (20,692) (18,810)  (41,105)  (37,916)
    (Loss) gain on disposal of
     assets and asset
     impairments                       -        2        68      (225)
    Amortization of debt
     issuance costs, warrants
     and original issue discount    (670)  (3,214)  (14,477)   (4,142)
    Other deferred credits          (666)  (4,847)    3,416    (2,562)
    Changes in components of
     working capital:
      Accounts receivable and
       other current assets        3,733      570     3,888    (4,394)
      Accounts payable and other
       current liabilities          (881)     871     7,903     9,529
      Deferred charges and other
       assets                     (1,244)     950    (3,113)      744
                                 -------- -------- --------- ---------

Net (loss)                         $(103) $(7,219) $(28,303) $(15,988)
  Add (subtract):
    Interest expense               8,865   11,774    18,631    23,826
    Loss on extinguishment of
     debt                              -    3,423    26,204     3,423
    (Loss) gain on disposal of
     assets and asset
     impairments                       -       (2)      (68)      225
    Interest income                 (412)    (236)     (906)     (478)
    Depreciation and
     amortization                 20,692   18,810    41,105    37,916
                                 -------- -------- --------- ---------
      EBITDA                     $29,042  $26,550   $56,663   $48,924
                                 ======== ======== ========= =========

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

        The calculation of "EBITDA" as presented in this press release differs from the calculation of, and therefore is not directly comparable to, "Indenture EBITDA" as presented in ACS' prospectus supplement, dated January 26, 2005, primarily because the calculation of "Indenture EBITDA" allows for adjustments that meet the criteria of being "non-cash", "extraordinary" or otherwise "non recurring" in nature.


                                                           Schedule 6A

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                              (Unaudited)

                                           June 30, March 31, June 30,
                                             2005      2005     2004
                                           -------- --------- --------

Local telephone:
  Retail access lines (A)                  203,224   203,272  210,819
  Wholesale access lines                    15,109    15,897   21,312
  UNE loop lines                            59,271    62,263   68,664
  UNE platform lines                         6,454     6,551    4,815
                                           -------- --------- --------
  Total local telephone access lines       284,058   287,983  305,610
                                           ======== ========= ========

  Average local telephone access lines for
   the quarter                             286,021   290,868  306,539
  Average monthly local telephone revenue
   per line for the quarter                 $58.67    $59.09   $57.63
  Quarterly growth rate in local telephone
   access lines                               -1.4%     -2.0%    -0.6%

Wireless
  Covered population                       482,251   482,251  480,422

  Post paid cellular subscribers            95,145    88,174   75,393
    Average post paid cellular subscribers  91,660    86,001   74,196
    Quarterly growth rate - post paid
     cellular subscribers                      7.9%      5.2%     3.3%

    Activations for the quarter             12,089     8,653    6,245
    Deactivations for the quarter            5,118     4,307    3,850
    Average monthly churn for the quarter      1.7%      1.6%     1.6%

    Average monthly revenue per subscriber
     for the quarter (C)                    $60.46    $53.28   $48.17

  Prepaid cellular subscribers               8,620     8,560    9,055
  Wholesale cellular subscribers             5,296     5,545    6,635

  Total cellular subscribers               109,061   102,279   91,083
    Average subscribers for the quarter    105,670   101,468   89,537
    Quarterly growth rate                      6.6%      1.6%     3.5%

    Activations for the quarter             12,912     9,382    8,054
    Deactivations for the quarter            6,130     7,760    4,962
    Average monthly churn for the quarter      1.8%      2.4%     1.7%

    Penetration                               22.6%     21.2%    19.0%
    Quarterly minutes of use (000's) (B)   128,063    92,907   85,088

    Average monthly revenue per subscriber
     for the quarter (C)                    $56.03    $48.65   $44.33

Long Distance:
  Long distance subscribers                 50,701    48,542   42,653
  Quarterly minutes of use (000's)          41,297    36,557   33,119
  Average subscribers for the quarter       49,622    47,796   42,353
  Average monthly revenue per subscriber
   for the quarter                           27.02     25.99    29.83

Internet:
  DSL subscribers                           29,502    27,115   20,967
  Dial-Up and other service subscribers     20,915    21,984   24,215
                                           -------- --------- --------
    Total Internet subscribers              50,417    49,099   45,182
                                           ======== ========= ========

  Average subscribers for the quarter       49,758    48,326   45,436
  Average monthly DSL & dial up revenue per
   subscriber for the quarter               $30.38    $30.55   $29.32

(A) Prior period retail access lines impacted by change in line count methodology.

(B) Wireless MOU have been restated to include prepaid airtime certificates.

(C) ACS was granted competitive eligible telecommunications carrier status (CETC) in the first quarter of 2005, which added $7.92 to wireless ARPU in the second quarter of 2005 and $3.37 in the first quarter of 2005.


                                                           Schedule 6B

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                              (Unaudited)

                                       June 30,  March 31,     Net
                                         2005      2005      Movement
                                       --------- --------- -----------

Local telephone retail access lines     203,224   203,272         (48)

Wireless subscribers                    109,061   102,279
 Less adjustment for resellers           (5,296)   (5,545)
                                       --------- ---------
                                        103,765    96,734       7,031
                                       --------- ---------

Long distance subscribers                50,701    48,542       2,159

DSL and dial up subscribers              50,417    49,099       1,318
                                       --------- --------- -----------

Total retail relationships              408,107   397,647      10,460
                                       ========= ========= ===========


                                                            Schedule 7

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      SCHEDULE OF FREE CASHFLOWS
                       (Unaudited, in Thousands)

                                  Three Months Ended  Six Months Ended
                                       June 30,           June 30,
                                  ------------------ -----------------
                                     2005     2004     2005     2004
                                  --------- -------- -------- --------

Net cash provided by operating
 activities                        $20,317  $17,259  $15,117  $22,978

    Total construction and capital
     expenditures                  (22,783) (10,517) (29,965) (20,873)
                                  --------- -------- -------- --------

Free Cashflow                       (2,466)   6,742  (14,848)   2,105

    CDMA Growth & Neptune optical
     fiber capacity                 14,510    3,753   15,107    5,803
                                  --------- -------- -------- --------

Adjusted free cashflow             $12,044  $10,495     $259   $7,908
                                  ========= ======== ======== ========

Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. Within this press release, the Company has disclosed net cashflow provided by operations net of total construction and capital expenditures (free cashflow) and free cashflow adjusted for growth capital investments in CDMA wireless technology, which the Company plans to fund from existing cash reserves (adjusted free cashflow). The Company believes it is an important indicator because it provides information about our ability to service debt and pay dividends. Free cashflow and adjusted free cashflow are not GAAP measures and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

    CONTACT: Alaska Communications Systems
             Melinda Taylor, 907-297-3000 (Media)
             melinda.taylor@acsalaska.com
              or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777 (ACS Investors)
             David Barnard, CFA, 415-433-3777 (ACS Investors) david@lhai-sf.com